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As filed with the Securities and Exchange Commission on October 30, 2002

Registration No. 333-98095

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PHARSIGHT CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (state or other jurisdiction of incorporation or organization)	77-0401273 (I.R.S. Employer Identification No.)

800 WEST EL CAMINO REAL, SUITE 200
MOUNTAIN VIEW, CA 94040
(650) 314-3800
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

MICHAEL S. PERRY, D.V.M., PH.D.
PRESIDENT AND CHIEF EXECUTIVE OFFICER
PHARSIGHT CORPORATION
800 WEST EL CAMINO REAL, SUITE 200
MOUNTAIN VIEW, CA 94040
(650) 314-3800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
 BRETT D. WHITE, ESQ.
COOLEY GODWARD LLP
FIVE PALO ALTO SQUARE
3000 EL CAMINO REAL
PALO ALTO, CA 94306-2155
(650) 843-5000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the "Securities Act"), or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
(October 30, 2002)

PROSPECTUS

PHARSIGHT CORPORATION

17,077,726 SHARES

COMMON STOCK

The Selling Stockholders:	The selling stockholders identified in this prospectus are selling up to 17,077,726 shares of our common stock.
We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.
Offering Price:
The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how they may sell their shares in the section titled "Plan of Distribution" on page 19.
Trading Market:	Our common stock is listed on the Nasdaq National Market under the symbol "PHST." On October 29, 2002, the closing sale price of our common stock, as reported on the Nasdaq National Market, was $0.50.
Risks:	Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4.

        The shares offered or sold under this prospectus have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

        To the extent Pharsight determines that any selling stockholder who is an affiliate of a broker-dealer did not acquire the securities being offered hereunder in the ordinary course of business or did have an agreement or understanding to dispose of such securities, Pharsight will file a post-effective amendment to the registration statement relating to this prospectus to designate such selling stockholder as an "underwriter" within the meaning of the Securities Act.

The date of this prospectus is            , 2002

        We have not authorized any dealer, sales person or other person to give any information or to make any representations other than those contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer of these securities in any state where an offer is not permitted. The information in this prospectus is current as of October 30, 2002. You should not assume that this prospectus is accurate as of any other date.

PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before making an investment decision. This prospectus contains forward-looking statements that involve risks and uncertainties. Our results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those in the section entitled "Risk Factors" and elsewhere in this prospectus. References to "we," "us" and "our" mean Pharsight Corporation.

PHARSIGHT CORPORATION

Introduction

        Pharsight Corporation develops and markets integrated products and services that help pharmaceutical and biotechnology companies improve the drug development process. Our solution combines proprietary computer-based simulation, statistical and data analysis tools with strategic decision making and the sciences of pharmacology, drug and disease modeling, human genetics and biostatistics.

        We believe our solution helps pharmaceutical and biotechnology companies reduce the time, cost and risk of drug development activities, and may improve the marketing and use of pharmaceutical products. Our solution is designed to help our customers use a more rigorous scientific and statistical process to identify earlier those drug candidates that will not be successful and to enhance the likelihood that the remaining candidates will successfully complete clinical trials. This is significant because the process of taking a drug through clinical development has remained lengthy and unpredictable while the productivity of discovery research has accelerated dramatically in recent years.

        We were incorporated in California in April 1995, and we reincorporated in Delaware in June 2000. In August 2000, we had our initial public offering. We maintain our principal offices at 800 West El Camino Real, Suite 200, Mountain View, California 94040, and our telephone number is (650) 314-3800. Our website is located on the world wide web at "pharsight.com". Information contained on our website does not constitute part of this prospectus.

RISK FACTORS

        This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition or operating results could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose part or all of your investment.

Business Risks

We have a history of losses that we expect will continue, and we may not be able to generate sufficient revenues to achieve profitability.

        We commenced our operations in April 1995 and have incurred net losses since that time. As of June 30, 2002, we had an accumulated deficit of $69.6 million. We expect to incur further losses as we continue to develop our business. Since the amounts we may determine to invest to grow our business are uncertain, we are unable to be certain when, if ever, we may become profitable. We may never generate sufficient revenues to achieve profitability. Furthermore, even if we do achieve profitability and/or positive operating cash flow, we may not be able to sustain or increase profitability or positive operating cash flow on a quarterly or annual basis. If our losses exceed the expectations of investors, the price of our common stock may decline.

        We may need to raise additional funds through public or private financings or other sources to fund our operations, or for potential acquisitions. We may not be able to obtain adequate or favorable financing at that time. Failure to raise capital when needed could harm our business. If we raise additional funds through the issuance of equity securities, these equity securities might have rights, preferences or privileges senior to our common stock. In addition, the necessity of raising additional funds could force us to incur debt on terms that could restrict our ability to make capital expenditures and incur additional indebtness.

Our quarterly operating results may fluctuate significantly and may fail to meet the expectations of securities analysts and investors, which could cause our stock price to decline.

        We expect our quarterly operating results may fluctuate in the future, and may vary from securities analysts' and investors' expectations, depending on a number of factors described below and elsewhere in this "Business Risks" section, including:

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  Variances in demand for our products and services;

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  Timing of the introduction of new products or services and enhancements of existing products or services;

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  Changes in research and development expenses;

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  Our ability to complete fixed-price service contracts without committing additional resources;

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  Changes in industry conditions affecting our customers; and

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  Restructuring actions.

        As a result, quarterly comparisons may not indicate reliable trends of future performance.

        We base our expense levels in part upon our expectations concerning future revenue, and these expense levels are relatively fixed in the short term. If we have lower revenue, we may not be able to reduce our spending in the short term in response. Any shortfall in revenue would have a direct impact on our results of operations. For these and other reasons, we may not meet the earnings estimates of securities analysts or investors, and the price of our common stock may decline.

We have engaged in restructuring actions in order to reduce our operating expenses. These actions may not be sufficient to reduce our operating expenses to the level that we need to achieve, and so we may need to engage in additional restructuring actions until we reach profitability.

        In November 2001, we announced that we were taking actions intended to reduce our expenses by approximately $5.0 million, on an annualized basis. Our current estimate for the November 2001 restructuring is a reduction of approximately $4.5 million on an annualized basis. In July 2002, we announced that we were taking further actions intended to reduce our expenses by an additional $2.5 to $3.0 million on an annualized basis. Our restructuring actions were designed to lower our cash used for operating expenses by reducing expenses for facilities, sales and marketing, hosting, professional services and marketing arrangements and significantly reducing our current employee and contractor staffing levels. While restructuring actions have reduced cash operating expenses, our ability to adequately reduce cash used in operations, and ultimately generate profitable results from operations, is dependent upon successful execution of our business plan, including obtaining new customers. As of June 30, 2002, we had working capital of $6.9 million. During the twelve-months ended June 30, 2002, we used cash for operating activities of $10.4 million. We cannot assure you that we will be successful in implementing our new business plan or sufficiently reducing our operating expenses in the future. Our inability to generate adequate revenue growth, reduce costs as we anticipated from the restructurings, and continue to develop successful product and services offerings could prevent us from successfully achieving breakeven operations and result in additional restructuring actions as well as possibly require us to raise additional funds that may not be available on commercially reasonable terms or at all.

        Our cost-cutting actions leave us with less available capacity to deliver our products and services. If there is a significant increase in demand from our estimates, it will take us longer to react to satisfy this demand, which would limit our ability to grow our business and potentially become profitable.

Because our sales and implementation cycles are long and unpredictable, our revenues are difficult to predict and may not meet our expectations or those of our investors.

        The lengths of our sales and implementation cycles are difficult to predict and depend on a number of factors, including the type of product or services being provided, the nature and size of the potential customer and the extent of the commitment being made by the potential customer. Our sales cycle is unpredictable and may take six months or more. Our implementation cycle is also difficult to predict and can be longer than one year. Each of these can result in delayed revenues, increased selling expenses and difficulty in matching revenues with expenses, which may contribute to fluctuations in our results of operations and cause our stock price to be volatile. A key element of our strategy is to market our product and service offerings to large organizations. These organizations can have elaborate decision-making processes and may require evaluation periods, which could extend the sales and implementation cycle. Moreover, we often must provide a significant level of education to our prospective customers regarding the use and benefit of our product and service offerings, which may cause additional delays during the evaluation and acceptance process. We therefore have difficulty forecasting the timing and recognition of revenues from sales of our product and service offerings.

Our revenue is concentrated in a few customers, and if we lose any of these customers our revenue may decrease substantially.

        We receive a substantial majority of our revenue from a limited number of customers. In fiscal 2002, sales to our top customer accounted for 20% of our revenue and sales to our top five customers accounted for 49% of our revenue. In fiscal 2001, sales to our top two customers collectively accounted for 28% of our revenue and sales to our top five customers accounted for 43% of our revenue. For the three months ended June 30, 2002, sales to our top customer accounted for 24% of our revenue and sales to our top five customers accounted for 60% of our revenue. We expect that a significant portion of our revenue will continue to depend on sales to a small number of customers. If we do not generate as much revenue from these major customers as we expect to, or if we lose any of them as customers, our total revenue may be significantly reduced.

If we are unable to generate additional sales from existing customers and generate sales to new customers, we may not be able to generate sufficient revenues to become profitable.

        Our success depends on our ability to develop our existing customer relationships and establish relationships with additional pharmaceutical and biotechnology companies. If we lose any significant relationships with existing customers or fail to establish additional relationships, we may not be able to execute our business plan and our business will suffer. Developing customer relationships with pharmaceutical companies can be difficult for a number of reasons. These companies are often very large organizations with complex decision-making processes that are difficult to change. In addition, because our products and services relate to the core technologies of these companies, these organizations are generally cautious about working with outside companies. Some potential customers may also resist working with us until our products and services have achieved more widespread market acceptance. Our existing customers could also reassess their commitment to us, not renew existing agreements or choose not to expand the scope of their relationship with us.

Our revenues and results of operations would be adversely affected if a customer cancels a contract for services with us.

        Our services agreements can be canceled upon prior notice by our customers. Additionally, due to the nature of our services engagements, customers sometimes delay projects because of timing of the clinical trials and the need for data and information that prevent us from proceeding with our projects. These delays and contract cancellations cannot be predicted with accuracy and we cannot assure you that we will be able to replace any delayed or canceled contracts with the customer or other customers. If we are unable to replace those contracts, our revenues and results of operations would be adversely affected.

We may lose existing customers or be unable to attract new customers if we do not develop new products and services or if our offerings do not keep pace with technological changes.

        The successful growth of our business depends on our ability to develop new products and services and incorporate new capabilities, including the expansion of our product to address a broader set of customer needs related to clinical development of drugs and thereby expand the number of its prospective users, on a timely basis. If we cannot adapt to changing technologies, emerging industry standards, new scientific developments and increasingly sophisticated customer needs on a timely basis, we may not achieve revenue growth and our products and services may become obsolete, and our business could suffer. Moreover, we have terminated a number of employees and other service providers in connection with our restructuring actions which may harm our ability to adapt. We have also suffered product delays in the past, resulting in lost product revenues. In addition, early releases of software often contain errors or defects. We cannot assure you that, despite our extensive testing, errors will not be found in our products before or after commercial release, which could result in product redevelopment costs and loss of, or delay in, market acceptance. Furthermore, a failure by us to introduce new products or services on schedule could harm our business prospects. Any delay or problems in the installation or implementation of new products or services may cause customers to forego purchases from us.

If the security of our customers' data is compromised, we could be liable for damages and our reputation could be harmed.

        As part of implementing our products and services, we inherently gain access to certain highly confidential proprietary customer information. It is critical that our facilities and infrastructure remain secure and are perceived by the marketplace to be secure. Despite our implementation of a number of security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties or similar disruptive problems. We do not have insurance to cover us for losses incurred in many of these events. If we fail to meet our customers' security expectations, we could be liable for damages and our reputation could suffer.

If we are required to commit unanticipated resources to complete fixed-price service contracts, we may incur losses on these contracts, which could cause our operating results to decline.

        A significant portion of revenue from our short-term agreements has been derived from service contracts that are billed on a fixed-price basis. These contracts specify certain obligations and deliverables to be met by us regardless of our actual costs incurred. Our failure to accurately estimate the resources required for a fixed-price service contract could cause us to commit additional resources to a project, which could cause our operating results to decline. We cannot assure you that we can successfully complete these contracts on budget, and our inability to do so could harm our business.

If we are unable to complete a project due to scientific limitations or otherwise meet our customers' expectations, our reputation may be adversely affected and we may not be able to generate new business.

        Because our projects may contain scientific risks, which are difficult to foresee, we cannot guarantee that we will always be able to complete them. Any failure to meet our customers' expectations could harm our reputation and ability to generate new business. On a few occasions, we have encountered scientific limitations and been unable to complete a project. In each of these cases, we have been able to successfully renegotiate the terms of the project with the particular customer. We cannot assure you that we will be able to renegotiate our customer agreements if such circumstances occur in the future. Moreover, even if we complete a project, we may not meet our customers' expectations regarding the quality of our products and services or the timeliness of our services.

If we are unable to hire additional specialized personnel, we will not be able to grow our business.

        Growth in the demand for our products and services will require additional personnel, particularly qualified scientific and technical personnel. We currently have limited personnel and other resources to staff and complete projects. In addition, as we grow our business, we expect an increase in the number of complex projects and large deployments of our products and services, which require a significant amount of personnel for extended periods of time. However, there is currently a shortage of these personnel worldwide, and competition for these personnel from numerous companies and academic institutions may limit our ability to hire these persons on commercially reasonable terms. Staffing projects and deploying our products and services will also become more difficult as our operations and customers become more geographically diverse. If we are not able to adequately staff and complete our projects, we may lose customers and our reputation may be harmed. Any difficulties we may have in completing customer projects may impair our ability to grow our business.

If we lose key members of our management, scientific or development staff, or our scientific advisors, our operations may be adversely affected and our reputation may be harmed and therefore we may lose business.

        We are highly dependent on the principal members of our management, scientific and development staff. Our reputation is also in part based on our association with key scientific advisors.

The loss of any of these personnel might adversely impact our reputation in the market and harm our business. Failure to attract and retain key management, scientific and technical personnel could prevent us from achieving our strategy and developing our products and services.

        In addition, several members of our management team have recently assumed new positions, including:

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  Michael S. Perry, who joined the Company as President and Chief Executive Officer in February 2002;

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  Shawn M. O'Connor, who joined the Company as Senior Vice President and Chief Financial Officer in September 2002;

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  Mona Cross Sowiski, who joined the Company as Senior Vice President of Consulting Services in July 2002;

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  Mark R. Robillard, who joined the Company as Vice President, Global Sales, in October 2001, and was named Senior Vice President, PKS Business Unit in July 2002; and

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  Michael J. Schwartz, who previously served as the Company's Vice President, Marketing, was named Senior Vice President, Strategic Development in July 2002.

If our management team and key employees do not work together effectively, our business may be seriously harmed.

Our business depends on our intellectual property rights, and if we are unable to adequately protect them, our competitive position will suffer.

        Our intellectual property is important to our competitive position. We protect our proprietary information and technology through a combination of patent, trademark, trade secret and copyright law, confidentiality agreements and technical measures. We have filed thirteen patent applications, but do not currently have any patents issued. We cannot assure you that the steps we have taken will prevent misappropriation of our proprietary information and technology, nor can we guarantee that we will be successful in obtaining any patents or that the rights granted under such patents will provide a competitive advantage. Misappropriation of our intellectual property could harm our competitive position. We may also need to engage in litigation in the future to enforce or protect our intellectual property rights or to defend against claims of invalidity, and we may incur substantial costs as a result. In addition, the laws of some foreign countries provide less protection of intellectual property rights than the laws of the United States and Europe. As a result, we may have an increasingly difficult time adequately protecting our intellectual property rights as our sales in foreign countries grow.

If we become subject to infringement claims by third parties, we could incur unanticipated expense and be prevented from providing our products and services.

        We cannot assure you that infringement claims by third parties will not be asserted against us or, if asserted, will be unsuccessful. These claims, whether or not meritorious, could be expensive and divert management resources from operating our company. Furthermore, a party making a claim against us could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief that could block our ability to provide products or services, unless we obtain a license to such technology. In addition, we cannot assure you that licenses for any intellectual property of third parties that might be required for our products or services will be available on commercially reasonable terms, or at all.

Future acquisitions could be difficult to integrate, disrupt our business and dilute stockholder value.

        In order to expand our product and service offerings and reach new customers, we may continue to acquire products, technologies or businesses that we believe are complementary. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, services, products and personnel of the acquired company, the diversion of management's attention from other business concerns, the potential loss of key employees of the acquired company and our inability to maintain the goodwill of the acquired businesses. We also cannot predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed.

        Future acquisitions may result in:

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  Potentially dilutive issuances of equity securities;

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  The incurrence of additional debt;

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  The assumption of known and unknown liabilities; or,

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  The write-off of software development costs, and the amortization of expenses related to intangible assets and charges against earnings.

Any of the above factors, if they occur, could harm our business.

International sales of our product account for a significant portion of our revenue which exposes us to risks inherent in international operations.

        We market and sell our products and services in the United States and internationally. International sales of our products and services accounted for approximately 36% of our total revenues for the year ending March 31, 2002. As of June 30, 2002, we have a total of 12 employees based outside the United States that market and sell our products and services. In addition, we may in the future open offices in other countries. The expansion of our existing international operations and entry into additional international markets may require significant management attention and financial resources. We cannot be certain that our existing international operations or the expansion of our operations to other countries will produce desired levels of revenue. We currently have limited experience in developing localized versions of our products and services and marketing and distributing our products internationally. Our operations in the United States and Europe also expose us to the following general risks associated with international operations:

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  Disruptions to commercial activities or damage to our facilities as a result of political unrest, war, terrorism, labor strikes and work stoppages;

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  Difficulties and costs of staffing and managing foreign operations;

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  The impact of recessions in economies outside the United States;

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  Greater difficulty in accounts receivable collection and longer collection periods;

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  Potential adverse tax consequences, including higher tax rates generally in Europe;

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  Tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers imposed by foreign countries;

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  Unexpected changes in regulatory requirements of foreign countries, especially those with respect to software, pharmaceutical and biotechnology companies; and

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  Fluctuations in the value of currencies.

        To the extent that such disruptions and costs interfere with our commercial activities, our results of operations could be harmed.

Risks Related To Our Industry

Our market may not develop as quickly as expected, and companies may enter our market, thereby increasing the amount of competition and impairing our business prospects.

        Because our products and services are new and still evolving, there is significant uncertainty and risk as to the demand for, and market acceptance of, these products and services. As a result, we are not able to predict the size and growth rate of our market with any certainty. In addition, other companies, including potential strategic partners, may enter our market. Our existing customers may also elect to terminate our services and internally develop products and services similar to ours. If our market fails to develop, grow more slowly than expected or become saturated with competitors, our business prospects will be impaired.

Government regulation of the pharmaceutical industry may restrict our operations or the operations of our customers and, therefore, adversely affect our business.

        The pharmaceutical industry is regulated by a number of federal, state, local and international governmental entities. Although our products and services are not directly regulated by the United States Food and Drug Administration or comparable international agencies, the use of some of our analytical software products by our customers may be regulated. We currently provide assistance to our customers in achieving compliance with these regulations. The regulatory agencies could enact new regulations or amend existing regulations with regard to these or other products that could restrict the use of our products or the business of our customers, which could harm our business.

Consolidation in the pharmaceutical industry could cause disruptions of our customer relationships and interfere with our ability to enter into new customer relationships.

        In recent years, the worldwide pharmaceutical industry has undergone substantial consolidation. If any of our customers consolidate with another business, they may delay or cancel projects, lay off personnel or reduce spending, any of which could cause our revenues to decrease. In addition, our ability to complete sales or implementation cycles may be impaired as these organizations undergo internal restructuring.

Reduction in the research and development budgets of our customers may impact our sales.

        Our customers include researchers at pharmaceutical and biotechnology companies, academic institutions and government and private laboratories. Fluctuations in the research and development budgets of these researchers and their organizations could have a significant effect on the demand for our products. Research and development budgets fluctuate due to changes in available resources, spending priorities, internal budgetary policies and the availability of grants from government agencies. Our business could be harmed by any significant decrease in research and development expenditures by pharmaceutical and biotechnology companies, academic institutions or government and private laboratories.

Risks Related to Our Stock

The public market for our common stock may be volatile.

        The market price of our common stock has been, and we expect it to continue to be, highly volatile and to fluctuate significantly in response to various factors, including:

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  Actual or anticipated variations in our quarterly operating results;

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  Announcements of technological innovations or new services or products by us or our competitors;

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  Timeliness of our introductions of new products;

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  Changes in financial estimates by securities analysts;

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  Changes in the conditions and trends in the pharmaceutical market; and

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  We have experienced very low trading volume in our stock, and so small purchases and sales can have a significant effect on our stock price.

        In addition, the stock markets, including the Nasdaq National Market, have experienced extreme price and volume fluctuations, particularly in the past year, that have affected the market prices of equity securities of many technology companies. These fluctuations have often been unrelated or disproportionate to operating performance. These broad market factors may materially affect the trading price of our common stock. General economic, political and market conditions, such as recessions and interest rate fluctuations, may also have an adverse effect on the market price of our common stock.

We are at risk of having our common stock delisted from the Nasdaq National Market, which would seriously impair the liquidity of our common stock.

        Our common stock is listed on the Nasdaq National Market, which has minimum quantitative listing criteria that are required to be maintained. Two of these criteria are a minimum stock price of one dollar per share and, beginning in November 2002, minimum stockholders' equity of $10 million. Our stock price has declined to below one dollar per share and remained there for thirty days, and The Nasdaq Stock Market has notified us that unless our stock price increases and the closing bid price remains above one dollar per share, they will take action to have our common stock delisted from the Nasdaq National Market. In addition, we currently do not have $10 million in stockholders' equity, and do not expect to have stockholders' equity in excess of $10 million by November 2002. If The Nasdaq Stock Market chooses to do so, it may take action to have our common stock delisted from the Nasdaq National Market after November 2002 if we do not meet this requirement. Delisting from The Nasdaq National Market would seriously impair the liquidity of our common stock and limit our potential to raise future capital through the sale of our common stock.

Because our executive officers and directors have substantial control of our voting stock, takeovers not supported by them will be more difficult, possibly preventing you from obtaining optimal share price.

        The control of a significant amount of our stock by insiders could adversely affect the market price of our common stock. Our executive officers and directors, including entities with which they are affiliated, beneficially owned or controlled 7,734,811 shares, or 39.7%, of the outstanding common stock, calculated on an as-if-converted basis, as of May 31, 2002. In addition, our two largest stockholders with which three of our directors are affiliated, purchased in June 2002, 761,920 shares of our Series A Convertible Preferred Stock and warrants to purchase 761,920 shares of our common stock, and in September 2002, an additional 1,052,742 shares of our Series A Convertible Preferred Stock and warrants to purchase an additional 1,052,742 shares of our common stock, which increased the holdings of our executive officers and directors, including entities with which they are affiliated, to 16,808,121 shares, or 58.8%, of our outstanding common stock, calculated on an as-if-converted basis. The Series A holders are entitled to receive dividends on the shares of Series A Convertible Preferred Stock, which are payable in cash or shares of our Series B Convertible Preferred Stock. If such dividends are paid out in our Series B Convertible Preferred Stock, the holdings of our executive officers and directors, including entities with which they are affiliated, would be further increased. If our executive officers and directors, including entities with which they are affiliated, choose to act or vote together, they will have the power to significantly influence all matters requiring the approval of our stockholders, including the election of directors and the approval of significant corporate transactions. Without the consent of these stockholders, we could be prevented from entering into transactions that could result in our stockholders receiving a premium for their stock.

Our charter documents contain anti-takeover provisions that may discourage take-over attempts and may reduce our stock price.

        Our board of directors has the authority to issue up to 3,185,338 shares of preferred stock (less any shares of preferred stock to be issued as dividends) and to determine the preferences, rights and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of common stock may be harmed by the rights of the holders of any preferred stock that may be issued in the future. Other provisions of our certificate of incorporation and bylaws may make it more difficult for a third party to acquire control of us without the consent of our board of directors, even if the changes were favored by a majority of the stockholders. These include provisions that provide for a staggered board of directors, prohibit stockholders from taking action by written consent and restrict the ability of stockholders to call special meetings.

FORWARD-LOOKING STATEMENTS

        This prospectus, including the information incorporated by reference in this prospectus, includes "forward-looking statements." The words "believe," "anticipate," "expect," "intend," "plan," "hope," "assume," "estimate" and other similar words intended to identify these statements as forward-looking statements. The ultimate outcome of the matters set forth in these statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus, including the documents incorporated by reference. We assume no obligation to update such forward-looking statements or to update the reasons actual results could differ materially from those anticipated in such forward-looking statements.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders.

SELLING STOCKHOLDERS

        Pursuant to the Preferred Stock and Warrant Purchase Agreement (the "Purchase Agreement"), dated as of June 25, 2002, by and among Pharsight and certain entities affiliated with Alloy Ventures, Inc. and The Sprout Group (the "Purchasers"), we agreed to sell, and the Purchasers agreed to purchase, an aggregate of 1,814,662 units (each a "Unit," and collectively the "Units"), each of which consists of: (i) one share of our Series A Convertible Preferred Stock (the "Series A Preferred"), which is convertible into four shares of our common stock and (ii) a warrant to purchase one share of our common stock (each a "Warrant," and collectively the "Warrants"). The purchase price for each Unit was $4.133, which is the sum of $4.008 (four times the underlying average closing price for our common stock over the five trading days prior to the initial closing date (i.e. $1.002)) and $0.125. The holders of our Series A Preferred are entitled to receive cumulative dividends in preference to any dividend on our common stock, payable quarterly at the rate of 8% of the original purchase price ($4.008) per annum, at the election of such holder in either cash or in shares of our Series B Convertible Preferred Stock (the "Series B Preferred"). Each Warrant may be exercised for a term of five years. The total aggregate number of shares of our common stock issuable upon exercise of the Warrants is 1,814,662 shares at an initial exercise price of $1.15 per share. Both the number of shares exercisable under the Warrants and the exercise price are subject to adjustment from time to time upon the occurrence of certain events, such as payment of stock dividends, stock distributions, or subdivision, combination or reclassification of our common stock, as provided in the Warrants. Pursuant to the terms of the Purchase Agreement, we agreed to register the common stock issuable upon conversion of the Series A Preferred and exercise of the Warrants.

        The sale and issuance of the Units under the Purchase Agreement closed in two phases. The first phase was completed on June 26, 2002, pursuant to which we sold an aggregate of 761,920 Units. The second phase was completed on September 11, 2002, pursuant to which we sold an aggregate of 1,052,742 Units.

        The shares being offered hereunder include: (i) the 7,258,648 shares of our common stock issuable upon conversion of the shares of Series A Preferred and (ii) the 1,814,662 shares of our common stock issuable upon exercise of the Warrants sold pursuant to the Purchase Agreement.

        An additional 8,004,416 shares of common stock are also being offered hereunder, consisting of shares and shares issuable upon exercise of warrants acquired by certain entities affiliated with The Sprout Group, Asset Management Associates 1996, L.P. and other selling stockholders pursuant to various private placement transactions which occurred prior to Pharsight becoming a public company. The warrants may be exercised at any time prior to August 9, 2005. The total aggregate number of shares of our common stock issuable upon exercise of such warrants is 95,064 shares at an initial exercise price of $0.25 per share. Both the number of shares exercisable under the warrants and the exercise price are subject to adjustment from time to time upon the occurrence of certain events, such as a merger, reclassification of our common stock, payment of stock dividends or stock distributions, as provided in these warrants. We agreed to register such additional shares pursuant to registration rights we had granted to these stockholders in connection with the purchase of these shares and warrants.

        Messrs. Douglas Kelly and W. Ferrell Sanders are members of our Board of Directors and are affiliated with Alloy Ventures 2000, LLC ("Alloy LLC"), an entity affiliated with certain selling stockholders. Alloy LLC is the general partner of Alloy Partners 2000, L.P., Alloy Ventures 2000 L.P., Alloy Corporate 2000, L.P. and Alloy Investors 2000, L.P. Alloy LLC and AMC Partners 96, L.P. ("AMC") are under common control. AMC is the general partner of Asset Management Associates 1996, L.P. Mr. Kelly is a managing member of Alloy LLC and a general partner of AMC. Mr. Sanders is a general partner of AMC.

        Dr. Philippe Chambon, a member of our Board of Directors, is affiliated with certain selling stockholders. Dr. Chambon is an employee of DLJ Capital Corp., which is a wholly-owned subsidiary of

Credit Suisse First Boston (USA), Inc. ("CSFB-USA"). DLJ Capital Corp. is the managing general partner of Sprout Capital VII, L.P. and Sprout Capital IX, L.P. and the general partner of Sprout CEO Fund, L.P. and Sprout Entrepreneurs Fund L.P. Dr. Chambon is a general partner of DLJ Associates VII, L.P. and DLJ Associates IX, L.P., which are general partners of Sprout Capital VII, L.P. and Sprout Capital IX, L.P., respectively. Pharsight has been advised that the securities listed in the following table that are beneficially owned by entities affiliated with The Sprout Group were purchased in the ordinary course of business and at the time of the purchase, the applicable entity had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

        The information provided in the table below with respect to each selling stockholder has been obtained from the selling stockholder. Except as otherwise disclosed below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with Pharsight. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act.

        Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Applicable percentages are based on 18,830,970 shares outstanding on August 31, 2002 adjusted as required by rules promulgated by the SEC. Our registration of the shares of common stock held by the selling stockholders does not necessarily mean that the selling stockholders will sell all or any of the shares.

	Shares Beneficially Owned Prior to the Offering					Shares Beneficially Owned Subsequent to the Offering
Selling Stockholder				Shares Being Offered
	Number		Percent			Number	Percent
Alloy Partners 2000, L.P.(1)(12)(19)	168,785		*	168,785		—	*
Alloy Ventures 2000, L.P.(2)(12)(19)	3,293,090		14.89%	3,293,090		—	*
Alloy Corporate 2000, L.P.(3)(12)(19)	395,775		2.06%	395,775		—	*
Alloy Investors 2000, L.P.(4)(12)(19)	678,995		3.48%	678,995		—	*
Sprout Entrepreneurs Fund, L.P.(5)(20)	13,015		*	13,015		—	*
Sprout Capital IX, L.P.(6)(20)	3,302,270		14.92%	3,302,270		—	*
Sprout Capital VII, L.P.(7)(20)	2,487,470		12.60%	2,487,470		—	*
Sprout CEO Fund, L.P.(8)(20)	28,893		*	28,893		—	*
DLJ Capital Corp.(9)(20)	5,888,840		25.50%	5,888,840		—	*
DLJ First ESC L.P.(10)(20)	285,950		1.51%	285,950		—	*
Entities affiliated with The Sprout Group(11)(20)	166,225		*	166,225		—	*
McKesson HBOC, Inc.(13)	2,777,778		14.76%	2,777,778		—	*
Asset Management Associates 1996, L.P.(14)(19)	3,216,242		17.00%	3,216,242		—	*
Beverly M. Neil, as Trustee of the Neil Family Trust dated 12/16/93(15)	55,633		*	633		55,000	*
Arthur H. Reidel(16)	926,350		4.92%	191,520		734,830	3.90%
Robin A. Kehoe(17)	255,543		1.36%	13,323		242,220	1.29%
Terrence F. Blaschke, as Trustee of the Terrence F. Blaschke and Jeannette Blaschke Revocable Trust dated 11/11/93(18)	87,185		*	570		86,615	*

Total:	18,196,391	(21)		17,077,726	(21)	1,118,665

*
Represents less than one percent (1%).

(1)
The number of shares being offered consists of 135,028 shares issuable upon conversion of Series A Preferred and Series B Preferred and 33,757 shares issuable upon exercise of Warrants held by this selling stockholder. Alloy Partners 2000, L.P. has sole voting and dispositive power with respect to these shares. Alloy LLC, as the general partner of Alloy Partners 2000, L.P. may also be deemed to have sole voting and dispositive power with respect to these shares, and Craig Taylor, Douglas E. Kelly, John F. Shoch, Tony Di Bona and J. Leighton Read, the managing members of Alloy LLC, may be deemed to have shared voting and dispositive power with respect to these shares.

(2)
The number of shares being offered consists of 2,634,472 shares issuable upon conversion of Series A Preferred and Series B Preferred and 658,618 shares issuable upon exercise of Warrants held by this selling stockholder. Alloy Ventures 2000, L.P. has sole voting and dispositive power with respect to these shares. Alloy LLC, as the general partner of Alloy Ventures 2000, L.P. may also be deemed to have sole voting and dispositive power with respect to these shares, and Craig Taylor, Douglas E. Kelly, John F. Shoch, Tony Di Bona and J. Leighton Read, the managing members of Alloy LLC, may be deemed to have shared voting and dispositive power with respect to these shares.

(3)
The number of shares being offered consists of 316,620 shares issuable upon conversion of Series A Preferred and Series B Preferred and 79,155 shares issuable upon exercise of Warrants held by this selling stockholder. Alloy Corporate 2000, L.P. has sole voting and dispositive power with respect to these shares. Alloy LLC, as the general partner of Alloy Corporate 2000, L.P. may also be deemed to have sole voting and dispositive power with respect to these shares, and Craig Taylor, Douglas E. Kelly, John F. Shoch, Tony Di Bona and J. Leighton Read, the managing members of Alloy LLC, may be deemed to have shared voting and dispositive power with respect to these shares.

(4)
The number of shares being offered consists of 543,196 shares issuable upon conversion of Series A Preferred and Series B Preferred and 135,799 shares issuable upon exercise of Warrants held by this selling stockholder. Alloy Investors 2000, L.P. has sole voting and dispositive power with respect to these shares. Alloy LLC, as the general partner of Alloy Investors 2000, L.P. may also be deemed to have sole voting and dispositive power with respect to these shares, and Craig Taylor, Douglas E. Kelly, John F. Shoch, Tony Di Bona and J. Leighton Read, the managing members of Alloy LLC, may be deemed to have shared voting and dispositive power with respect to these shares.

(5)
The number of shares being offered consists of 10,412 shares issuable upon conversion of Series A Preferred and Series B Preferred and 2,603 shares issuable upon exercise of Warrants held by this selling stockholder. Sprout Entrepreneurs Fund, L.P. has shared voting and dispositive power with respect to these shares. DLJ Capital Corp., as the general partner of Sprout Entrepreneurs Fund, L.P., may also be deemed to beneficially own these shares.

(6)
The number of shares being offered consists of 2,641,816 shares issuable upon conversion of Series A Preferred and Series B Preferred and 660,454 shares issuable upon exercise of Warrants held by this selling stockholder. Sprout Capital IX, L.P. has shared voting and dispositive power with respect to these shares. DLJ Capital Corp., as the managing general partner of Sprout Capital IX, L.P., may also be deemed to beneficially own these shares.

(7)
The number of shares being offered consists of 734,300 shares issuable upon conversion of Series A Preferred and Series B Preferred and 183,575 shares issuable upon exercise of Warrants held by this selling stockholder. Sprout Capital VII, L.P. has shared voting and dispositive power with respect to these shares. DLJ Capital Corp., as the managing general partner of Sprout Capital VII, L.P., may also be deemed to beneficially own these shares.

(8)
The number of shares being offered consists of 8,528 shares issuable upon conversion of Series A Preferred and Series B Preferred and 2,132 shares issuable upon exercise of Warrants held by this selling stockholder. Sprout CEO Fund, L.P. has shared voting and dispositive power with respect to these shares. DLJ Capital Corp., as the managing general partner of Sprout CEO Fund, L.P., may also be deemed to beneficially own these shares.

(9)
The number of shares being offered consists of 16,884 shares issuable upon conversion of Series A Preferred and Series B Preferred and 4,221 shares issuable upon exercise of Warrants held by this selling stockholder. DLJ Capital Corp. has shared voting and dispositive power with respect to 57,192 of these shares, and is deemed to have shared voting and dispositive power with respect to an additional 5,831,648 of these shares that are beneficially owned by Sprout Entrepreneurs Fund, L.P., Sprout Capital IX, L.P., Sprout Capital VII, L.P. and Sprout CEO Fund, L.P.

(10)
The number of shares being offered consists of 84,412 shares issuable upon conversion of Series A Preferred and Series B Preferred and 21,103 shares issuable upon exercise of Warrants by this selling stockholder. DLJ First ESC, L.P. ("First ESC") has shared voting and dispositive power with respect to these shares. DLJ LBO Plans Management Corporation ("DLJLBO"), a Delaware corporation, as the managing general partner of First ESC, and Credit Suisse First Boston Private Equity, Inc. ("CSFBPE"), a Delaware corporation of which DLJLBO is a wholly owned subsidiary, may also be deemed to beneficially own these shares. CSFBPE is a wholly-owned subsidiary of CSFB-USA.

(11)
The number of shares being offered consists of 132,980 shares issuable upon conversion of Series A Preferred and Series B Preferred and 33,245 shares issuable upon exercise of Warrants. These entities have shared voting and dispositive power with respect to these shares.

(12)
The number of shares beneficially owned by this selling stockholder does not include the 3,124,596 shares of common stock and the 91,646 shares of common stock issuable upon exercise of warrants held by Alloy LLC.

(13)
This selling stockholder acquired these shares of stock upon conversion of shares of Pharsight preferred stock that it purchased in September of 1999.

(14)
The number of shares being offered includes 91,646 shares issuable upon exercise of warrants held by this selling stockholder. Asset Management Associates 1996, L.P. ("AMA") has sole voting and dispositive power with respect to these shares. AMC Partners 96, L.P. ("AMC"), as the general partner of AMA, may also be deemed to have sole voting and dispositive power with respect to these shares, and Craig Taylor, Douglas E. Kelly, John F. Shoch, Tony DiBona, W. Ferrell Sanders and Franklin P. Johnson, Jr., the general partners of AMC, may be deemed to have shared voting and dispositive power with respect to these shares.

(15)
The number of shares being offered consists of 633 shares issuable upon exercise of warrants held by this selling stockholder. Mr. Gary Neil served as Trustee of this selling stockholder and was a director of Pharsight until his death in February 2001.

(16)
The number of shares beneficially owned does not include 453,832 shares that are issuable pursuant to options exercisable within 60 days of August 31, 2002. Mr. Reidel served as Pharsight's President and Chief Executive Officer from February 1996 until February 2002, and is currently Chairman of Pharsight's Board of Directors.

(17)
The number of shares beneficially owned does not include 75,000 shares that are issuable pursuant to options exercisable within 60 days of August 31, 2002. Ms. Kehoe served as Pharsight's Chief Financial Officer and Vice President, Finance from August 1996 until October 2001. The number of shares being offered consists of 2,215 shares issuable upon exercise of warrants held by this selling stockholder.

(18)
The number of shares being offered consists of 570 shares issuable upon exercise of warrants held by this selling stockholder. Mr. Blaschke served as Pharsight's Vice President, Collaborative Programs from January 2000 to July 2001 and as Vice President, Methodology and Science from July 2001 to May 2002. He was a member of Pharsight's Scientific Advisory Board from April 1995 to May 2002.

(19)
The number of shares beneficially owned does not include 15,000 shares that are issuable pursuant to options exercisable within 60 days of August 31, 2002 to each of Messrs. Douglas Kelly and W. Ferrell Sanders.

(20)
These shares may also be deemed to be beneficially owned by Credit Suisse First Boston (the "Bank"), a Swiss bank, and its subsidiaries, to the extent that they constitute part of the investment banking business (the "Beneficial Owner") of the Credit Suisse First Boston business unit (the

  "CSFB business unit"). The CSFB business unit is also comprised of an asset management business ("Asset Management"). The Bank owns directly a majority of the voting stock, and all of the non-voting stock, of Credit Suisse First Boston, Inc. ("CSFBI"), a Delaware corporation, which owns all of the voting stock of CSFB-USA. The ultimate parent company of the Bank and CSFBI, and the direct owner of the remainder of the voting stock of CSFBI, is Credit Suisse Group ("CSG"), a corporation formed under the laws of Switzerland. CSG is a global financial services company with two distinct business units. In addition to the CSFB business unit, CSG and its consolidated subsidiaries are comprised of the Credit Suisse Financial Services business unit (the "Credit Suisse Financial Services business unit"). CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the Beneficial Owner. CSG disclaims beneficial ownership of shares beneficially owned by its direct and indirect subsidiaries, including the Beneficial Owner. The Beneficial Owner disclaims beneficial ownership of shares beneficially owned by CSG, Asset Management and the Credit Suisse Financial Services business unit. The number of shares beneficially owned does not include 15,000 shares that are issuable pursuant to options exercisable within 60 days of August 31, 2002 to Dr. Philippe Chambon.

(21)
This number of shares is less than the sum of the numbers in this column because the shares beneficially owned by Sprout Entrepreneurs Fund, LP., Sprout Capital IX, L.P., Sprout Capital VII, L.P. and Sprout CEO Fund, L.P. are also reported as beneficially owned by DLJ Capital Corp. See Note 9 above.

PLAN OF DISTRIBUTION

        The selling stockholders may sell the shares of common stock from time to time. When we use the term "selling stockholders" in this prospectus, it includes donees, distributees, pledgees and other transferees (including without limitation pursuant to non-sale related transfers) who are selling shares received after the date of this prospectus from a selling stockholder whose name appears in "selling stockholders". If we are notified by a selling stockholder that a donee, distributee, pledgee or other transferee intends to sell more than 500 shares, we may file a supplement to the prospectus naming the successor-in-interest. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling stockholders may make these sales on the Nasdaq National Market or otherwise, at prices and terms that are then-prevailing or at prices related to the then-current market price, at fixed prices or in privately negotiated transactions. The selling stockholders may use one or more of the following methods to sell the shares of common stock:

  •
  a block trade in which a selling stockholder's broker or dealer will attempt to sell the shares as agent, but may position and resell all or a portion of the block as a principal to facilitate the transaction;

  •
  a broker or dealer may purchase the common stock as a principal and then resell the common stock for its own account pursuant to this prospectus;

  •
  an exchange or over-the-counter distribution in accordance with the rules of the applicable exchange or Nasdaq;

  •
  a pledge to secure debt and other obligations; and

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers.

        The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out short positions. The selling stockholders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the loaned shares, or upon a default the broker-dealer may sell the pledged shares under this prospectus.

        In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales. To the extent required, this Prospectus will be amended and supplemented from time to time to describe a specific plan of distribution.

        Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principal, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or concessions under the Securities Act. Because selling stockholders may be deemed "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

        Further, to the extent Pharsight determines that any selling stockholder who is an affiliate of a broker-dealer did not acquire the securities being offered hereunder in the ordinary course of business or did have an agreement or understanding to dispose of such securities, Pharsight will file a post-effective amendment to the registration statement relating to this prospectus to designate such selling stockholder as an "underwriter" within the meaning of the Securities Act.

        Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

        The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling stockholders against certain liabilities in connection with their offering of the shares, including liabilities arising under the Securities Act.

WHERE YOU CAN GET MORE INFORMATION

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, DC, New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 "K" Street, Washington, DC 20006.

        The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

  •
  Annual Report on Form 10-K for the fiscal year ended March 31, 2002, filed on July 1, 2002;

  •
  Current Report on Form 8-K, filed on July 8, 2002;

  •
  Amendment to Annual Report on Form 10-K/A, filed on July 25, 2002;

  •
  Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002, filed on August 13, 2002;

  •
  Current Report on Form 8-K, filed on September 20, 2002;

  •
  Current Report on Form 8-K, filed on October 23, 2002; and

  •
  The description of our common stock contained in our Definitive Proxy Statement, filed on July 30, 2002.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Pharsight Corporation
800 West El Camino Real, Suite 200
Mountain View, CA 94040
(650) 314-3800

        You can also email us at our web site on the world wide web at "pharsight.com."

        This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the Registration Statement.

LEGAL MATTERS

        Cooley Godward LLP, Palo Alto, California will give its opinion that the shares offered in this prospectus have been or will be upon sale validly issued, fully paid and non-assessable.

EXPERTS

        The financial statements of Pharsight Corporation appearing in Pharsight Corporation's Annual Report (Form 10-K) for the year ended March 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, all of which will be paid by the registrant, in connection with the distribution of the common stock being registered. All amounts are estimated, except the SEC Registration Fee:

SEC Registration Fee	$907
Nasdaq Additional Listing Fees	17,500
Accounting Fees	25,000
Legal Fees and Expenses	20,000
Printing and Engraving	10,000
Miscellaneous	1,593

Total	$75,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Registrant's Amended and Restated Certificate of Incorporation provides that directors of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the General Corporation Law of the State of Delaware. The Registrant's Restated Bylaws provide for indemnification of officers and directors to the full extent and in the manner permitted by Delaware law. Section 145 of the Delaware General Corporation Law makes provision for such indemnification in terms sufficiently broad to cover officers and directors under certain circumstances for liabilities arising under the Securities Act.

        The Registrant has entered into indemnification agreements with each director that require the Registrant to, among other things, indemnify such persons against expenses, damages, judgments, fines, settlements and other amounts that such person becomes legally obligated to pay because of any claims made against him or her by reason of the fact that he or she is or was a director of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which he or she provides services at the Registrant's request. However, the Registrant's obligation to indemnify such persons does not include liability for any breach of duty of loyalty to the Registrant or its stockholders, for acts that are knowingly fraudulent or deliberately dishonest or that constitutes willful misconduct, for any transaction from which the director derived an improper personal profit or advantage, or other limitations. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

ITEM 16. EXHIBITS

Exhibit Number	Exhibits
3.2(1)	Amended and Restated Certificate of Incorporation of Pharsight
3.3(2)	Bylaws of Pharsight
3.4(1)	Certificate of Designations of Series A and Series B Convertible Preferred Stock of Pharsight Corporation
4.1	Reference is made to Exhibits 3.2, 3.3 and 3.4
5.1*	Opinion of Cooley Godward LLP
23.1	Consent of Ernst & Young LLP, Independent Auditors
23.2*	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1
24.1*	Power of Attorney

(1)
Filed as the like-numbered exhibit to our Annual Report on Form 10-K for the fiscal year ended March 31, 2002, filed on July 1, 2002.

(2)
Filed as the like-numbered exhibit to our Registration Statement on Form S-1 (Registration No. 333-34896), originally filed on April 17, 2000, as amended.

*
Previously filed.

ITEM 17. UNDERTAKINGS

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus by Section 10(a)(3) of the Securities Act;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, County of Santa Clara, State of California, on October 30, 2002.

PHARSIGHT CORPORATION
By:	/s/ SHAWN M. O'CONNOR Shawn M. O'Connor Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Michael S. Perry, D.V.M., Ph.D.	President, Chief Executive Officer (Principal Executive Officer) and Director	October 30, 2002
/s/ SHAWN M. O'CONNOR Shawn M. O'Connor	Senior Vice President and Chief Financial Officer	October 30, 2002
/s/ CHARLES FAAS Charles Faas	Vice President, Finance and Chief Accounting Officer	October 30, 2002
* Arthur H. Reidel	Chairman of the Board	October 30, 2002
Steven D. Brooks	Director
* Philippe O. Chambon, M.D., Ph.D.	Director	October 30, 2002
* Robert B. Chess	Director	October 30, 2002
Douglas E. Kelly, M.D.	Director
* Dean O. Morton	Director	October 30, 2002

* W. Ferrell Sanders	Director	October 30, 2002
*By:	/s/ CHARLES FAAS
Charles Faas Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibits
3.2(1)	Amended and Restated Certificate of Incorporation of Pharsight
3.3(2)	Bylaws of Pharsight
3.4(1)	Certificate of Designations of Series A and Series B Convertible Preferred Stock of Pharsight Corporation
4.1	Reference is made to Exhibits 3.2, 3.3 and 3.4
5.1*	Opinion of Cooley Godward LLP
23.1	Consent of Ernst & Young LLP, Independent Auditors
23.2*	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1
24.1*	Power of Attorney

(1)
Filed as the like-numbered exhibit to our Annual Report on Form 10-K for the fiscal year ended March 31, 2002, filed on July 1, 2002.

(2)
Filed as the like-numbered exhibit to our Registration Statement on Form S-1 (Registration No. 333-34896) originally filed on April 17, 2000, as amended.

*
Previously filed.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
PHARSIGHT CORPORATION
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
WHERE YOU CAN GET MORE INFORMATION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
  ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 16. EXHIBITS
  ITEM 17. UNDERTAKINGS
SIGNATURES
EXHIBIT INDEX